U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549


                                   FORM 12b-25

                                                       SEC FILE NUMBER: 01-19001
                                                                   CUSIP NUMBER:

                           NOTIFICATION OF LATE FILING

(CHECK ONE)


[X] FORM 10-K [ ] FORM 20-F [ ] FORM 11-K [ ] FORM 10-Q [ ] FORM N-SAR
[ ] Form N-CSR

                       For Period Ended: August 31, 2004
                                         ----------------
_ Transition Report on Form 10-K
_ Transition Report on Form 20-F
_ Transition Report on Form 11-K
_ Transition Report on Form 10-Q
_ Transition Report on Form N-SAR

For the Transition Period Ended:   __________________________



Nothing in this Form Shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: _______________________________

================================================================================
                        Part I - Registrant Information
================================================================================

MILLER DIVERSIFIED CORPORATION
--------------------------------------------------------------------------------
Full Name of Registrant


--------------------------------------------------------------------------------
Former Name if Applicable

23360 Weld County Road 35  P. O. Box 237
--------------------------------------------------------------------------------
Address of Principal Executive Office (street and number)

La Salle, Colorado 80645
--------------------------------------------------------------------------------
City, State and Zip Code

================================================================================
                       Part II - Rules 12b-25 (b) and (c)
================================================================================

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed. (Check Box if appropriate) X


     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) the accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable

================================================================================
                              Part III - Narrative
================================================================================

State below in reasonable detail the reasons why the Forms 10-K, 20- F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.


The registrant's 10-KSB cannot be filed without unreasonable effort and expense to obtain the appropriate approvals and signatures.

================================================================================
                          PART IV - OTHER INFORMATION
================================================================================

     (1) Name and telephone number of person to contact in regard to this notification


Norman M. Dean                    (970)                         356-1200
--------------------------------------------------------------------------------
    Name                        Area Code                      Phone Number


     (2) have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).

                               [ X ] yes   [   ] no

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                               [ X ] yes   [   ] no

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

The registrant has divested itself of substantially all of its operating assets and liabilities and is currently an inactive shell. The results of operations for 2004 will include discontinued operations through October 31, 2003, and minimal general and administrative expense for the remaining ten months of the fiscal year, as compared with 2003 for which an entire year of operations was included in operating results.


                         MILLER DIVERSIFIED CORPORATION
--------------------------------------------------------------------------------
                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


DATE: November 30, 2004                BY: /S/ James E. Miller
                                           -------------------------------------
                                               Principal Financial Officer